Exhibit 10.18(C)

LICENSE AGREEMENT

This License Agreement (the “License Agreement”) is entered into and effective as of December 4, 2009 (“Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”). Yahoo! and Microsoft are sometimes referred to in this License Agreement individually as a “party” and collectively as the “parties.”

A. Yahoo! and Microsoft have entered into that certain Letter Agreement dated July 29, 2009 (the “Letter Agreement”), pursuant to which the parties have agreed to enter into this License Agreement as well as that certain Search and Advertising Services and Sales Agreement of even date herewith (the “Search Agreement”).

B. Pursuant to the terms and conditions of this License Agreement, (i) Yahoo! wishes to grant to Microsoft, and Microsoft wishes to receive, a license to certain of Yahoo!’s search and advertising assets, and (ii) the parties wish to grant and receive certain other licenses (or options with respect to licenses), in each case as further described herein.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1

DEFINITIONS

1.1 “Adjusted Fair Market Value” has the meaning set forth in Section 2.3(a).

1.2 “Affiliate” has the meaning set forth in the Search Agreement.

1.3 “Authorized Affiliates” means (a) with respect to Microsoft, Microsoft’s Subsidiaries, and (b) with respect to Yahoo!, Yahoo!’s Subsidiaries and Yahoo! joint ventures that receive services from Microsoft under the Search Agreement. Neither this definition of “Authorized Affiliates” or the reference in this definition to joint ventures nor any other provision in this License Agreement (or either party’s conduct in connection with the License Agreement) is intended or will be deemed to have any bearing on [*].

1.4 “Algorithmic Search Services” has the meaning set forth in the Search Agreement.

1.5 [*].

1.6 “Business Day” has the meaning set forth in the Search Agreement.

1.7 “Commencement Date” has the meaning set forth in the Search Agreement.

1.8 “Contextual Advertising Services” has the meaning set forth in the Search Agreement.

1.9 “Control” (including “Controlled” and “common Control”) means, with respect to an entity, the ownership, directly or indirectly through or with one or more intermediaries, of more than fifty percent (50%) of (a) the outstanding shares of the entity representing the right to vote for members of its board of directors or other managing officers, or (b) for an entity that does not have such outstanding shares, the ownership interest of the entity representing the right to make decisions for the entity.

1.10 “Copyleft Software” means Open Source Software that is distributed under a license (such as the GNU General Public License (“GPL”), LGPL, Affero GPL, Mozilla Public License and Common Public License) providing that the licensee may further distribute or use such Open Source

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Software or derivative works thereof only if (a) such licensee distributes, or offers to provide access to, the source code for such Open Source Software or such derivative works of such Open Source Software (collectively or individually, “Affected Software”) to any further licensees or other recipients of such Affected Software, (b) such further licensees or other recipients have the right (without payment of royalties or other monetary consideration) to prepare derivative works of and further distribute such Affected Software, and (c) such further licensees are required to be subject to the same license that is applicable to such Affected Software.

1.11 “Defensive Termination” has the meaning set forth in Section 2.6.

1.12 [*].

1.13 [*].

1.14 “Expanded Field of Use” means [*].

1.15 “Exploit” has the meaning set forth in Section 2.1(a).

1.16 “Field of Use” means [*].

1.17 “FMV Dispute” has the meaning set forth in Section 2.3(c).

1.18 “Governmental Authority” has the meaning set forth in the Search Agreement.

1.19 “Income Tax” has the meaning set forth in the Search Agreement.

1.20 “Laws” has the meaning set forth in the Search Agreement.

1.21 “License Price” has the meaning set forth in Section 2.3(a).

1.22 “License-Related Terms” means Section 2.1(b) (only with respect to the Technology License), Section 2.1(d) (only with respect to the Technology License), Section 2.5, Section 2.6 (only with respect to the Optional Patent License and the Limited Technology Patent License), Section 2.9, Section 8.2, Section 8.3, Section 8.13 and Section 8.14.

1.23 “Limited Patent Cross Licenses” has the meaning set forth in Section 2.2(c).

1.24 “Limited Technology Patent License” has the meaning set forth in Section 2.4.

1.25 “Microsoft Patents” means all Patents that, at any time during the Term, are owned or otherwise licensable by Microsoft or its Subsidiaries. If an entity ceases to be a Microsoft Subsidiary during the Term, Patents owned or licensable by such entity when it was a Subsidiary shall remain Microsoft Patents. Notwithstanding the foregoing, Microsoft Patents shall include Sublicensable Third Party Patents only to the extent set forth in Section 2.11.

1.26 “MS Licensed Non-Patent IPR” means the copyrights and trade secrets embodied in and specific to the MS Technology to the extent owned or otherwise licensable by Microsoft or its Subsidiaries.

1.27 “MS Technology” means any software, documentation, specifications and other technology, if any, that Microsoft provides to Yahoo! under this License Agreement or the Search Agreement. For the avoidance of doubt, MS Technology does not include any software, documentation, specifications or other technology to the extent such technology is licensed or otherwise provided to Yahoo! (a) under any separate agreement and (b) not under this License Agreement or the Search Agreement.

1.28 “MS Technology License” has the meaning set forth in Section 2.1(c).

1.29 “New Non-Wholly Owned Subsidiary” means, with respect to each party, an entity that (a) becomes a Subsidiary of such party after the Effective Date, (b) is not wholly owned by such

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

party, (c) the party does not have the right to grant patent licenses on behalf of such entity, (d) was not created or acquired for the primary purpose of avoiding the obligation to grant licenses under this License Agreement, and (e) was not formed as a patent holding company for patents of such party.

1.30 “Open Source Software” means software (including software developed by or for a party) that is distributed under an open source license (such as the GNU General Public License or other licenses approved as of the Effective Date by the Open Source Initiative as meeting its Open Source Definition (www.opensource.org/licenses)) that imposes obligations or restrictions on the use or distribution of such software.

1.31 “Optional Patent License” has the meaning set forth in Section 2.3.

1.32 “Paid Listings” has the meaning set forth in the Search Agreement.

1.33 “Paid Search Services” has the meaning set forth in the Search Agreement.

1.34 “Patents” means any and all existing and future patents and patent applications anywhere in the world.

1.35 “Personal Computer” has the meaning set forth in the Search Agreement.

1.36 “Search Business” means Yahoo!’s business of providing Algorithmic Search Services, Paid Search Services and Contextual Advertising Services.

1.37 “Sublicensable Third Party Patents” means any Patent which is [*].

1.38 “Subsidiary” means, with respect to a party, any corporation, limited liability company, or other entity which is Controlled by such party; provided, however, a Subsidiary shall not include a New Non-Wholly Owned Subsidiary. An entity shall be deemed a Subsidiary only so long as such Control continues to exist.

1.39 “Tax” has the meaning set forth in the Search Agreement.

1.40 “Technology” means the MS Technology or the Yahoo! Technology.

1.41 “Term” means the term of the Search Agreement as set forth therein.

1.42 “Termination Date” has the meaning set forth in the Letter Agreement.

1.43 “Third Party Technology” means any software, documentation, specifications and other technology owned or controlled by a party other than Yahoo! and Microsoft and their Authorized Affiliates.

1.44 “Transaction Taxes” has the meaning set forth in the Search Agreement.

1.45 “Yahoo! Excluded Services” has the meaning set forth in the Search Agreement.

1.46 “Yahoo! Licensed Non-Patent IPR” means the copyrights and trade secrets embodied in and specific to the Yahoo! Technology to the extent owned or otherwise licensable by Yahoo! or its Subsidiaries.

1.47 “Yahoo! Patents” means all Patents that, at any time during the Term, are owned or otherwise licensable by Yahoo! or its Subsidiaries. If an entity ceases to be a Yahoo! Subsidiary during the Term, Patents owned or licensable by such entity when it was a Subsidiary shall remain Yahoo! Patents. Notwithstanding the foregoing, Yahoo! Patents shall include Sublicensable Third Party Patents only to the extent set forth in Section 2.11.

1.48 “Yahoo! Technology” means the software, documentation, specifications and other technology listed in Exhibit A to the extent owned or licensable by Yahoo! or its Subsidiaries.

1.49 “Yahoo! Technology License” has the meaning set forth in Section 2.1(a).

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Section 2

LICENSES

2.1 Technology Licenses

(a) License to Microsoft. Subject to the License-Related Terms, Yahoo! hereby grants to Microsoft, effective as of the Commencement Date, a worldwide, non-sublicensable (except as set forth in Section 2.5), license under the Yahoo! Licensed Non-Patent IPR to reproduce, modify, display, create derivative works of, use and otherwise exploit (“Exploit”) the Yahoo! Technology and such derivative works in connection with providing services in the Field of Use and any Expanded Field of Use (the “Yahoo! Technology License”). The Yahoo! Technology License shall survive any expiration or termination of the Term.

(b) Scope of Exclusivity. The Yahoo! Technology License with respect to the Yahoo! Technology is exclusive (even as to Yahoo!) for Algorithmic Search Services and Paid Search Services which are specifically designed for use and consumption by Personal Computers in the Field of Use during the Term as follows: The scope of exclusivity of the Yahoo! Technology License for the Yahoo! Technology is co-extensive with, but in no case broader than, the scope of the commercial activities for Algorithmic Search Services and Paid Search Services for Personal Computers in the Field of Use that Yahoo! is expressly prohibited by the Search Agreement from performing (but only if and to the extent Yahoo! is so prohibited), provided that prohibitions added to the Search Agreement after the Effective Date (including any prohibitions resulting from Yahoo!’s election after the Effective Date to receive services from Microsoft on an exclusive basis) shall not broaden the exclusivity of the Technology License. In any event, the Yahoo! Technology License (including the exclusivity thereof) shall not prevent Yahoo! from engaging in, or from authorizing others to engage in, any activities not expressly prohibited by the Search Agreement, and shall not provide Microsoft with additional rights or remedies against Yahoo! or any other person (other than rights and remedies for breach of contract against Yahoo! for breach of this License Agreement). As examples, and without limitation, the parties acknowledge that the Search Agreement (i) imposes no prohibitions on Yahoo! Exploiting the Yahoo! Technology, or authorizing others to Exploit the Yahoo! Technology, for Contextual Advertising Services and that, accordingly, the Yahoo! Technology License with respect to Contextual Advertising Services is non-exclusive, both as to Yahoo! and its other licensees, (ii) imposes no prohibitions on Yahoo! Exploiting the Yahoo! Technology to the extent that, as of the Commencement Date or at any time during the Term thereafter, Microsoft does not provide certain categories of Paid Listings (e.g., adult or gambling ads) and that, accordingly, the Yahoo! Technology License with respect to such categories of content will be non-exclusive, both as to Yahoo! and its other licensees, and (iii) does not prohibit Yahoo! from providing, or using third parties to provide, Algorithmic Search Services and Paid Search Services specifically designed for use and consumption in any country in which Yahoo! does not receive Algorithmic Search Services and Paid Search Services from Microsoft and that, accordingly, the Yahoo! Technology License with respect to such country will be non-exclusive. Upon expiration or termination of the Term, the Yahoo! Technology License shall become nonexclusive.

(c) License to Yahoo!. Subject to the License-Related Terms, Microsoft hereby grants to Yahoo!, effective as of the Commencement Date, a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license during the Term, under the MS Licensed Non-Patent IPR, to Exploit the MS Technology solely to utilize the services provided by Microsoft under the Search Agreement (the “MS Technology License”). The MS Technology License shall end upon expiration or termination of the Term.

(d) License Restrictions. Microsoft and Yahoo! shall not (and shall not authorize any Authorized Affiliate or other third party to): (i) distribute or disclose any Technology of the other party, in whole or in part, to any third party, except (A) to sublicensees to the extent

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

expressly permitted by Section 2.5, and (B) to individual subcontractors working on behalf of the licensee party (and not, at the same time, for any third party) to the extent such subcontractors need such Technology to perform such work, and provided that such subcontractors are bound in writing to terms at least as protective of the Technology of the other party as those set forth in this License Agreement (including confidentiality terms), and provided further that the licensee party shall be liable for any unauthorized Exploitation of such Technology by such subcontractors but only to the extent that such licensee party would be liable for such unauthorized Exploitation if performed by such licensee party; (ii) remove or alter any copyright, confidentiality or other similar proprietary notices (collectively, “Notices”) appearing on or in copies of any Technology of the other party or any portion thereof, provided the foregoing does not require either party to display any such Notices to third parties while providing or using services based on the other party’s Technology; (iii) assign or otherwise transfer any Technology of the other party; or (iv) Exploit all or any portion of any Technology of the other party (including any derivative work of the Technology or any trade secrets embodied in the Technology) other than as authorized by this License Agreement. Notwithstanding anything in this License Agreement to the contrary, no license limitations, restrictions or obligations (including non-disclosure obligations) set forth in this License Agreement shall limit any rights that either party may have under any separate agreement with a third party with respect to any Third Party Technology or Open Source Software, whether or not any of the foregoing are included in the Technology.

2.2 Limited Patent Cross License.

(a) License to Microsoft. Subject to the License-Related Terms, Yahoo! hereby grants to Microsoft, effective as of the Commencement Date, a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license during the Term under any Yahoo! Patents solely for Microsoft to implement services for, and provide services to, Yahoo! and its Authorized Affiliates (and not for or to any other third parties) under the Search Agreement within the Field of Use and any Expanded Field of Use.

(b) License to Yahoo!. Subject to the License-Related Terms, Microsoft hereby grants to Yahoo!, effective as of the Commencement Date, a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license during the Term under any Microsoft Patents solely for Yahoo! to implement and use the services provided by Microsoft under the Search Agreement within the Field of Use and any Expanded Field of Use.

(c) The licenses granted to each party in this Section 2.2 are referred to herein as the “Limited Patent Cross Licenses.”

(d) The Limited Patent Cross Licenses shall end upon expiration or termination of the Term.

2.3 Optional Patent License.

(a) Option. Microsoft shall have an option to obtain from Yahoo!, for Adjusted Fair Market Value (as described below) and subject to the License-Related Terms, a worldwide, non-exclusive, non-sublicensable (except as set forth in Section 2.5), license during the Term under any Yahoo! Patents for Microsoft to implement online services for, and provide online services in, the Field of Use with respect to both Web sites owned and/or operated by Microsoft and Web sites owned and/or operated by third parties (the “Optional Patent License”). For purposes of the Optional Patent License, “Adjusted Fair Market Value” means the fair market value of the Optional Patent License less an adjustment equal to [*] percent ([*]%) of such fair market value (the “License Price”). This adjustment to fair market value is provided to Microsoft in consideration of Microsoft’s entry into the Search Agreement and the ongoing and valuable business relationship between the parties created

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

thereby. The Optional Patent License, if acquired by Microsoft, shall begin on the Commencement Date, and any fair market value calculation shall take into account any period between the Commencement Date and the date on which the option is exercised (e.g., the calculation shall consider any appropriate costs or credits should the Commencement Date occur prior to or after the date on which Microsoft exercises its option). Microsoft may choose to have the Optional Patent License apply to the entire Field of Use or to any of the three subfields listed on Exhibit B (rather than to the entire Field of Use). If Microsoft elects to have the Optional Patent License apply only to certain subfields, Microsoft shall pay Adjusted Fair Market Value for the Patent License only with respect to such subfields, the Patent License shall apply only to such subfields, and no other license or rights shall be implied. Microsoft may exercise its option with respect to the Optional Patent License only once, by providing written notice to Yahoo! indicating exercise of the option prior to the Option Expiration Date, and the option is irrevocable once exercised. The option shall expire on July 29, 2011, unless the Commencement Date occurs prior to July 29, 2011, in which case the option shall expire six (6) months after the Commencement Date (the “Option Expiration Date”).

(b) No Release; Tolling. The option and Optional Patent License, if acquired by Microsoft, shall not release or waive any rights or claims Yahoo! or its Subsidiaries may have with respect to the period before the Optional Patent License becomes effective (or the period before the Option Expiration Date, if Microsoft does not elect to acquire the Optional Patent License before such date) (the “Pre-License Period”). In addition, the running of any statute of limitations with respect to any patent infringement action by Yahoo! or its Subsidiaries against Microsoft or its Subsidiaries with respect to any activities within the Field of Use during the Pre-License Period shall be tolled commencing on the Effective Date and continuing for the remainder of the Pre-License Period (the “Initial Tolling Period”). If Microsoft elects to acquire the Optional Patent License, and if Yahoo! does not First Sue Microsoft, then such running of such statute of limitations shall be further tolled with respect to the Pre-License Period (but in no event for more than [*] of such period) through the duration of the Optional Patent License (the “Additional Tolling Period”) (the Initial Tolling Period and the Additional Tolling Period, if any, are together referred to herein as the “Tolling Period”). Microsoft and its Subsidiaries shall not assert or rely upon the Initial Tolling Period (and, if Yahoo! does not First Sue Microsoft, the Additional Tolling Period) in any way in computing the running of time under any statute of limitation or by way of laches or other time limitation (whether statutory, contractual or otherwise) with respect to any such action. Yahoo! shall be deemed to “First Sue Microsoft” if Yahoo! or its Authorized Affiliates [*].

(c) Disputes Regarding Fair Market Value. Any dispute or controversy between Microsoft and Yahoo! arising out of or otherwise relating to the determination of the Adjusted Fair Market Value for the Optional Patent License (“FMV Dispute”) shall be settled, if possible, through good faith negotiations between the relevant representatives of the parties. If the parties are unable to agree on the License Price within thirty (30) days after Microsoft provides the written notice of its exercise of the Optional Patent License to Yahoo! in Section 2.3(a), such FMV Dispute shall, at either party’s request, be resolved solely and exclusively by final, binding and confidential arbitration to be filed and the decision rendered in New York, New York (with hearings at the request of either party to be held in San Francisco, California or other mutually agreeable place convenient for the parties) in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including as supplemented by the Procedures for Large, Complex Commercial Disputes. The arbitration shall be conducted, and the FMV Dispute shall be resolved, by a panel of three (3) arbitrators who shall be selected within thirty (30) days following either party’s request for arbitration (or as soon thereafter as possible) in accordance with the applicable rules of the AAA. Each arbitrator shall have at least fifteen (15) years of experience in intellectual property matters (including substantial experience with respect to the valuation of intellectual property). The arbitration panel’s award and decision shall be a reasoned decision and shall state with particularity,

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

in writing, the legal and factual basis for the decision. The arbitration panel’s decision (i) shall be final and binding on the parties; (ii) shall not be subject to review or appeal except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. §1 et seq.; and (iii) any confirmed judgment on the award may be entered in any court having jurisdiction therefore. Each party shall bear its own costs. All remaining administrative costs of arbitration, including the costs of the AAA and the arbitrators’ fees and expenses, shall be paid fifty percent (50%) by Microsoft and fifty percent (50%) by Yahoo!. The parties agree that any arbitration proceeding hereunder will be treated as Confidential Information of both parties and that the existence of the proceeding and any element of it (including, but not limited to, any pleadings, briefs or other documents submitted or exchanged and any testimony or other oral submissions and awards) will not be disclosed beyond the arbitration panel, except as may lawfully be required in judicial proceedings relating to the arbitration or in accordance with the disclosure provisions of Section 6.

2.4 Limited Technology Patent License. Subject to the License Related Terms, Yahoo! hereby grants to Microsoft, effective as of the Commencement Date, a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license under any Yahoo! Patents for Microsoft to Exploit the Yahoo! Technology to implement and provide [*] as required by Yahoo! to be provided to Yahoo! under [*], provided that such license shall also apply to the same [*] using such Yahoo! Technology that Microsoft provides to third parties to the extent such [*] are as and in the form provided to Yahoo! as contemplated in the Search Agreement (the “Limited Technology Patent License”). Such Limited Technology Patent License shall continue for the Term or for such shorter period as Microsoft continues to Exploit the Yahoo! Technology to provide such [*] to Yahoo!. Additionally, should Yahoo! elect to license to Microsoft any code and technology related to Yahoo!’s [*] (pursuant to [*]) and require Microsoft to provide [*] on behalf of Yahoo!, Yahoo! shall grant to Microsoft, effective as of the Commencement Date (or, if later, the date that Yahoo! makes such election and provides such code and technology), a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license under the Yahoo! Patents for Microsoft to Exploit such code and technology to provide such [*] as required by Yahoo! to be provided under the [*], provided that such license shall also apply, beginning three (3) years from the Commencement Date, to the same [*] provided to third parties using such code and technology to the extent such services are as and in the form provided to Yahoo! as contemplated in the Search Agreement, which license (if granted) shall be considered part of the Limited Technology Patent License. The Limited Technology Patent License, as applicable to [*] as described in the preceding sentence, shall continue with respect to such [*] for the Term or for such shorter period as Microsoft continues to Exploit such code and technology to provide such [*] to Yahoo!. Also, should Yahoo! elect to license to Microsoft any code and technology related to Yahoo!’s [*] (pursuant to [*]) and require Microsoft to provide [*] on behalf of Yahoo!, Yahoo! shall grant to Microsoft, effective as of the Commencement Date (or, if later, the date that Yahoo! makes such election and provides such code and technology), a worldwide, non-sublicensable (except as set forth in Section 2.5), non-exclusive license under the Yahoo! Patents for Microsoft to Exploit such code and technology to provide such [*] as required by Yahoo! to be provided under the Search Agreement, provided that such license shall also apply, beginning three (3) years from the Commencement Date, to the same [*] provided to third parties using such code and technology to the extent such services are as and in the form provided to Yahoo! as contemplated in the Search Agreement, which license (if granted) shall be considered part of the Limited Technology Patent License. The Limited Technology Patent License, as applicable to [*] as described in the preceding sentence, shall continue with respect to such [*] for the Term or for such shorter period as Microsoft continues to Exploit such code and technology to provide such [*] to Yahoo!.

2.5 Sublicensing. Neither party shall have the right to grant sublicenses with respect to the licenses granted to such party under this License Agreement, except that either party may grant sublicenses of such licenses to such party’s Authorized Affiliates, provided that all such Authorized

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Affiliates agree to be, and are, bound by this License Agreement to the same extent as such party. In addition, the exclusion of and prohibition on sublicensing set forth in this License Agreement shall not imply any limitation on the immunity that customers or end users have under applicable law in their capacity as users of the parties’ services.

2.6 Defensive Termination. The Limited Technology Patent License (except with respect to Microsoft’s implementing services for, and providing services to, Yahoo! and its Authorized Affiliates) and the Optional Patent License (if it is acquired by Microsoft) are conditioned on Microsoft and its Affiliates not filing any judicial or administrative action for patent infringement against [*]. In the event of such an action, Yahoo! has the right to terminate the Optional Patent License and the Limited Technology Patent License (“Defensive Termination”). Upon any such Defensive Termination, and notwithstanding the licenses granted in Sections 2.3 and 2.4, Yahoo! shall have the same rights and remedies as Microsoft with respect to any patent infringement claim, including the right to seek damages for past infringement. Defensive Termination by Yahoo! shall not affect the Search Agreement or the performance or obligations of Microsoft thereunder.

2.7 Improvements Patent License. Subject to the License Related Terms, to the extent Microsoft makes improvements to the Yahoo! Patents or Technology in the Field of Use, Microsoft grants to Yahoo! during the Term a non-exclusive, paid-up, non-sublicensable (except as set forth in Section 2.5) license under the Microsoft Patents covering those improvements to implement and provide services, except that such license shall not apply to services of Yahoo! to the extent Yahoo! is expressly prohibited from providing (and only for so long as Yahoo! is expressly prohibited from providing) such services pursuant to the Search Agreement.

2.8 Delivery of Improvements. For avoidance of doubt, neither party is obligated to deliver to the other party any derivative works of or improvements to the Technology that such party develops after the Commencement Date.

2.9 Reservation of Rights; No Implied Licenses. Each party and their Subsidiaries shall retain ownership and all of their right, title and interest in and to their respective Patents, technologies and intellectual property rights related thereto. Subject only to the specific licenses granted herein, Yahoo! expressly reserves all rights with respect to the Yahoo! Patents and Yahoo! Technology, and Microsoft expressly reserves all rights with respect to the Microsoft Patents and MS Technology, and no other licenses shall be implied. Without limitation of the generality of the foregoing, the Yahoo! Technology License and MS Technology License apply only to, respectively, the Yahoo! Licensed Non-Patent IPR and MS Licensed Non-Patent IPR. Other than the Limited Patent Cross License, the Limited Technology Patent License, the Improvement Patent License and (if acquired by Microsoft) the Optional Patent License, no other patent license or other patent rights (or authorization under any Patents) are granted to Microsoft or Yahoo! hereunder. The Yahoo! Technology License and MS Technology License expressly exclude any license or other rights under any Patents (whether by implication, estoppel or otherwise). The parties acknowledge and agree that they have negotiated for the above exclusions, that the consideration and other terms and conditions hereof are based in part on such exclusions, that such exclusions do not derogate from the licenses expressly granted hereunder, and the parties shall not make any assertion to the contrary.

2.10. Audit Rights. Yahoo! shall have the right, on reasonable advance written notice and not more than once in any twelve (12) month period, to have a mutually acceptable, independent, auditor conduct an audit of Microsoft and its Authorized Affiliates to verify that they are not in material breach of their obligations in Section 2.1(d)(i) or 2.1(d)(iv) with respect to Exploiting the Yahoo! Technology (provided, however, that the audit will not apply to Authorized Affiliates or discrete business units of Microsoft that do not receive any Yahoo! Technology). Microsoft shall have the right, on reasonable advance written notice and not more than once in any twelve (12) month period, to have a mutually acceptable, independent, auditor conduct an audit of Yahoo! and its Authorized

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Affiliates to verify that they are not in material breach of their obligations in Section 2.1(d)(i) or 2.1(d)(iv) with respect to Exploiting the MS Technology (provided, however, that the audit will not apply to Authorized Affiliates or discrete business units of Yahoo! that do not receive any MS Technology). Any such audit by Yahoo! or Microsoft (“auditing party”) shall initially be limited to confirming (a) that the other party (“audited party”) has established a reasonable process (technological, policy-based, or otherwise) for providing reasonable assurance that the auditing party’s Technology will not be (and has not been) Exploited in breach of such obligations and that the audited party has followed such process, and/or (b) if the audited party has not established such a process for all or a portion of the Technology, that the circumstances of the audited party’s Exploitation of the Technology (including the nature of such Technology) are such that such a process is not necessary to provide reasonable assurance that the auditing party’s Technology will not be (and has not been) Exploited in breach of such obligations. If the auditor reasonably determines that a reasonable process has been established and followed, and/or that such circumstances exist, then the audit shall be concluded. If the auditor reasonably determines that a reasonable process has not been established and/or adequately followed, or that such circumstances do not exist, (collectively “Audit Issues”), then the auditing party shall have the right to have the auditor conduct a further reasonable review during regular business hours, in such a manner so as not to interfere with the normal business activities of the audited party and its sublicensed Authorized Affiliates, to determine if any material breach of such obligations has occurred related to such Audit Issues. The audit shall be at the auditing party’s expense, except that the audited party will pay the costs of the audit if a material breach of such obligations is found. If the auditor reasonably determines that any material breach of such audited party’s obligations has occurred, then (x) the auditor shall provide a confidential summary report outlining the scope of the material breach to the auditing party (provided that the auditor shall first provide the report to the audited party so that the audited party may review and redact from the report any competitively sensitive Confidential Information of the audited party (e.g., source code or financial information) while still allowing the auditor to preserve the substance of the report), and (y) the audited party shall promptly cease (and cause its Subsidiaries, if applicable, to cease) such breach of its obligations or if such breach is disputed, either party may pursue any remedies available to it. Under no circumstances shall any Confidential Information of the audited party not already in possession of the auditing party be disclosed or otherwise provided to the auditing party except to the extent included in such summary report after review and any redaction by the audited party (and the auditing party shall be subject to the obligations of Section 6 with respect to any such summary and Confidential Information that is disclosed). If the auditor reasonably determines in its report that there is no material breach by the audited party, then the auditing party may not conduct another audit sooner than eighteen (18) months after the date of such report. Nothing in the foregoing shall either imply an obligation to establish a compliance process or affect the parties’ obligation to comply with the duty of care and protection set forth in Section 6.2 with respect to confidentiality of the other parties’ Technology.

2.11 Sublicensable Third Party Patents. Subject to the License-Related Terms, each party as Grantor agrees that, upon written request of the other party as Grantee, Grantor shall grant, on behalf of itself and its Subsidiaries, to Grantee non-sublicensable (except as set forth in Section 2.5) sublicenses under any Sublicensable Third Party Patents of the broadest scope that Grantor has the right to grant but of no greater scope than the scope of the licenses granted herein with respect to Grantor’s own Patents, in each case to the extent and subject to the terms and conditions under which Grantor has the right to grant such sublicenses. Such sublicenses granted under any Sublicensable Third Party Patents shall be memorialized in a document separate from this License Agreement, and if Grantee elects to obtain such sublicense, Grantor shall (to the extent and subject to the terms and conditions of Grantor’s rights under its then-existing agreements with the applicable third parties) minimize any required license fees, royalties or other consideration to the fullest extent possible,

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Grantee shall [*]. Each party shall confirm whether individual identified Patent(s) are Sublicensable Third Party Patents in response to any reasonable requests by the other party.

2.12 Effect of Acquisition. In the event of an acquisition of Yahoo! by a third party (“Acquirer”), [*]; and (b) the licenses granted by Yahoo! to Microsoft under this License Agreement shall not apply or extend to the Patents or other intellectual property of the Acquirer or its subsidiaries (and shall apply only to the Patents or other intellectual property that constituted the Yahoo! Patents (including continuations thereof) or Yahoo! Technology at any time prior to such acquisition).

Section 3

CONSIDERATION; TAXES

3.1 Consideration. The parties agree that the consideration for the License Agreement includes, as to each party, [*]. Should Microsoft exercise the option for the Optional Patent License, Microsoft shall pay Yahoo! (as additional consideration therefor) the License Price as may be agreed to or determined as described above.

3.2 Taxes.

(a) If Microsoft is required by Law to collect from Yahoo! any Transaction Taxes as a result of any transaction between Microsoft and Yahoo! pursuant to this License Agreement, Yahoo! will remit such Transaction Taxes to Microsoft upon receipt of an invoice from Microsoft for such Transaction Taxes. If Yahoo! is required by Law to collect from Microsoft any Transaction Taxes as a result of any transaction between Yahoo! and Microsoft pursuant to this License Agreement, Microsoft will remit such Transaction Taxes to Yahoo! upon receipt of an invoice from Yahoo! for such Transaction Taxes. Notwithstanding any other provision of this Section 3.2(a) to the contrary, neither Microsoft nor Yahoo! will collect any Transaction Taxes if Microsoft or Yahoo!, as the case may be, is provided timely with a valid exemption or similar certificate by the other party.

(b) If Microsoft is required by Law to withhold any Taxes (“Withholding Taxes”) with respect to any payment made to Yahoo! pursuant to this License Agreement, Microsoft will (i) withhold such Withholding Taxes and remit such Withholding Taxes to the appropriate Governmental Authority and (ii) remit the remaining portion of such payment to Yahoo!. If Yahoo! is required by Law to withhold any Withholding Taxes with respect to any payment made to Microsoft pursuant to this License Agreement, Yahoo! will (i) withhold such Withholding Taxes and remit such Withholding Taxes to the appropriate Governmental Authority and (ii) remit the remaining portion of such payment to Microsoft. In the event that either Microsoft or Yahoo! withholds any Withholding Taxes pursuant to this Section 3.2(b), Microsoft or Yahoo!, as the case may be, will deliver timely to the other party an official receipt for such Withholding Taxes (and any other documents reasonably requested by the other party for the purpose of claiming a credit for such Withholding Taxes in the United States or any other jurisdiction).

(c) Microsoft will pay all Income Taxes imposed by Law on Microsoft arising in connection with any payment received from Yahoo! pursuant to this License Agreement. Yahoo! will pay all Income Taxes imposed by Law on Yahoo! arising in connection with any payment received from Microsoft pursuant to this License Agreement.

Section 4

ADDITIONAL COVENANTS

4.1 Third Party Technology; Open Source Software.

(a) As reasonably practicable after the Commencement Date, Yahoo! agrees to use reasonable efforts to identify and disclose to Microsoft [*]. Microsoft acknowledges that such

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

information [*] may be subject to confidentiality or other obligations to third parties and that nothing in the foregoing will require the disclosure of information in breach of such obligations (provided that Yahoo! shall disclose such information as it determines it can disclose, and shall work with Microsoft in good faith to resolve any issues related to Yahoo!’s inability to provide information). Yahoo! and Microsoft shall cooperate to mitigate any risks identified by Microsoft with respect to any [*].

(b) Yahoo! shall make commercially reasonable efforts to grant to Microsoft a royalty-free sublicense to any Third Party Technology included in the Yahoo! Technology (or any third party non-patent intellectual property rights embodied in such Third Party Technology) as broad in scope as the Yahoo! Technology License. To the extent Yahoo! is unable to grant such a sublicense, Yahoo! shall grant as broad a sublicense as it has the right to grant (if any). To the extent Yahoo! is required to pay any license fees, royalties or other consideration to any third party in order to grant (or for Microsoft to exercise rights under) a sublicense to Microsoft with respect to any Third Party Technology, (i) Yahoo! shall only grant such sublicense and make such payment upon Microsoft’s written request, (ii) Yahoo! shall (to the extent and subject to the terms and conditions of Yahoo!’s rights under its then-existing agreements with the applicable third parties) minimize such payment to the fullest extent possible, (iii) Microsoft shall reimburse Yahoo! for such payment, and (iv) if Yahoo! receives any compensation or other monetary consideration for such payment then Yahoo! shall reimburse Microsoft for the full amount of any such compensation or monetary consideration. If Microsoft does not reimburse Yahoo! for (or pay directly) all such license fees, royalties or other consideration, then the applicable Third Party Technology shall not be included in the Technology License (and Microsoft shall receive no license hereunder with respect to such applicable Third Party Technology).

4.2 Delivery of Yahoo! Technology. Yahoo! shall deliver the Yahoo! Technology to Microsoft (including the source code for the software included in the Technology) within ninety (90) days after the Commencement Date.

4.3 Delivery of Microsoft Technology. Microsoft shall deliver the MS Technology to Yahoo! as provided for in the Search Agreement.

4.4 Third Party Claims. As reasonably practicable after the Commencement Date, and [*].

4.5 Prevention of Unauthorized Use and Disclosure. In addition to the requirements of Section 6, Yahoo! and Microsoft shall each use reasonable efforts to prevent the unauthorized use or disclosure of the other party’s Technology, including the unauthorized disclosure or use of Confidential Information of the other party within the Technology.

Section 5

WARRANTY; DISCLAIMER; LIMITATION OF LIABILITY

5.1 Warranty. Each party represents and warrants to the other party that it has the power to enter into this License Agreement, to bind its Subsidiaries to the terms of this License Agreement, and to grant the licenses granted by such party herein.

5.2 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.1 AND TO THE MAXIMUM EXTENT PERMITTED BY LAW NO PARTY HERETO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING ANY TECHNOLOGY, PATENTS AND OTHER INTELLECTUAL PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITATION OF THE GENERALITY OF THE FOREGOING, THIS LICENSE AGREEMENT DOES NOT AND SHALL NOT BE INTERPRETED OR CONSTRUED TO INCLUDE: (a) ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT; (b) ANY WARRANTY OR REPRESENTATION THAT EXPLOITATION OF ANY TECHNOLOGY OR THE MANUFACTURE, SALE, USE OR OTHER DISPOSITION OF ANY PRODUCT OR SERVICE IN CONNECTION WITH ANY PATENT IS OR SHALL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTANGIBLE RIGHTS; (c) ANY REQUIREMENT TO FILE ANY PATENT APPLICATION, OR SECURE OR MAINTAIN ANY PATENT; OR (d) ANY OBLIGATION TO BRING OR PROSECUTE ANY ACTION FOR INFRINGEMENT OF ANY PATENT.

5.3 Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY, EXCEPT FOR BREACH OF SECTION 2.1(d) OR 6, OR THE PRACTICE OF TECHNOLOGY, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, OR FOR ANY DAMAGES RESULTING FROM LOSS OF BUSINESS OR LOST PROFITS, ARISING OUT OF OR RELATING TO THIS LICENSE AGREEMENT, HOWEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

5.4 Scope of Disclaimer and Limitation of Liability. For avoidance of doubt, the parties acknowledge and agree that the disclaimer of warranty and limitation of liability set forth in this Section 5 apply only with respect to this License Agreement, and shall not limit or otherwise affect the parties’ representations and warranties, covenants, liability or other obligations under the Search Agreement.

Section 6

CONFIDENTIALITY

6.1 Confidential Information. By virtue of this License Agreement, each party and/or its Authorized Affiliates (the “Receiving Party”) may have access to information that is confidential to the other party and/or its Authorized Affiliates (the “Disclosing Party”) (or the Disclosing Party’s suppliers, service providers, customers or end users). For purposes of this License Agreement, “Confidential Information” means information and materials disclosed by the Disclosing Party (or its suppliers, service providers, customers or end users) to the Receiving Party under this License Agreement after the Effective Date (whether orally, in writing or otherwise) that are (a) clearly and conspicuously marked as “confidential” or with a similar designation; (b) identified by the Disclosing Party as confidential and/or proprietary before, during, or promptly after presentation or communication; or (c) disclosed to (or otherwise acquired by) Receiving Party in a manner in which the Disclosing Party reasonably communicated, or the Receiving Party should reasonably have understood under the circumstances or from the nature of the information or data disclosed, that the information or materials should be treated as confidential, whether or not the specific designation “confidential” or any similar designation is used. Notwithstanding the foregoing, Confidential Information of Yahoo! includes the Yahoo! Technology and other non-public information and materials relating to the Yahoo! Technology, and Confidential Information of Microsoft includes the Microsoft Technology and other non-public information and materials relating to the Microsoft Technology (provided that any software included in either party’s Technology that is or has been distributed publicly as Open Source Software shall not be deemed Confidential Information of either party). However, “Confidential Information” shall not include any information and materials that (w)

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

were previously known to the Receiving Party without obligation of confidence; (x) are independently developed by or for the Receiving Party without the use of or access to the Disclosing Party’s Confidential Information; (y) are acquired by the Receiving Party from a third party which is not under an obligation of confidence to the other party or its Affiliates with respect to such information; or (z) are or become publicly known and generally available to the public through no breach of this License Agreement.

6.2 Restrictions on Use and Disclosure. Except as expressly provided in Section 6.3 and 6.4, the Receiving Party shall not use or disclose the Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or perform its obligations under this License Agreement or the Search Agreement. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third parties except to its officers, directors, employees, attorneys, accountants, financial advisors or contractors who have a need to know such Confidential Information to exercise the Receiving Party’s rights or to perform the Receiving Party’s obligations under this License Agreement or the Search Agreement and who are bound by confidentiality provisions (including provisions relating to nonuse and nondisclosure) no less stringent than those set forth in this License Agreement. The Receiving Party shall protect the Confidential Information of the Disclosing Party with at least the same degree of care and protection it uses to protect its own information of a similar nature or sensitivity, but in any event with no less than reasonable care.

6.3 Exclusions. Notwithstanding the foregoing, a Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors may make a disclosure of Confidential Information (a) if required either by Law or legal process (as a result of legal compulsion or in order to advance a defense to a claim), (b) in response to a request by a governmental or regulatory agency, including but not limited to, a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency, or (c) in connection with a proceeding before a court, adversary proceeding, administrative proceeding, governmental or regulatory proceeding, including but not limited to, the rules and regulations of a national stock market or exchange, or the Securities and Exchange Commission or other regulatory agency if, in each case, the Receiving Party only discloses that portion of the Confidential Information reasonably required to be disclosed (on advice of Receiving Party’s counsel); and unless prohibited by Law, the Receiving Party provides reasonable written notice to the Disclosing Party in advance of the disclosure so that the Disclosing Party may (x) seek confidential treatment for the Confidential Information, a protective order or other appropriate remedy, relief or reliable assurances that confidential treatment will be afforded the information so disclosed (in which event, the Receiving Party will cooperate with the Disclosing Party to obtain such confidential treatment, orders or other remedy, relief or assurances); or (y) consent in writing to having the Confidential Information so produced or so disclosed (which consent will extend solely to the disclosure and production in question). Disclosure under this paragraph, including any authorized disclosure by the Disclosing Party, does not relieve the Receiving Party of its obligations of confidentiality generally under this License Agreement. In no event will the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors oppose an action by the Disclosing Party to obtain a protective order or other relief requiring that Confidential Information to be disclosed shall be treated confidentially in connection with a third-party claim, action or proceeding If the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors, as the case may be, has complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its officers, directors, employees, attorneys, accountants, financial advisors or contractors, as the case may be, without any liability to the Disclosing Party hereunder.

6.4 Residuals. Each party (as Disclosing Party) acknowledges that this Section 6 (Confidentiality) is not intended to limit the professional development or career path of the employees of the other party (as Receiving Party) who have had authorized access to the Confidential

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Information of the Disclosing Party and whose knowledge and skills may have developed partly as a result of such access. Accordingly, neither party (as Receiving Party) shall be obligated to limit the assignment of employees who had access to the Confidential Information of the other party (as Disclosing Party), and the Receiving Party shall not be liable for trade secret misappropriation or breach of this Section 6 (Confidentiality) merely because such employees utilize the residual knowledge that such employees obtained through authorized access to Confidential Information of the Disclosing Party, provided that such employees no longer have access to the fixed form (including any written, electronic or other copies) of any Confidential Information of the Disclosing Party. For purposes of the foregoing, “residual knowledge” means the generalized information that employees of the Receiving Party retain incidentally as part of their unaided knowledge and skills where the employees (a) do not identify the information with the Disclosing Party and (b) have not made any effort to retain or assist their recollection of the information. Notwithstanding the foregoing, nothing in this Section 6.4 shall (x) affect the prohibitions on disclosure of Confidential Information; (y) constitute, or be deemed to result in, a license under any copyrights or patents; or (z) affect any other rights or remedies a party may have under this License Agreement or otherwise.

Section 7

TERM AND TERMINATION

7.1 Term. This License Agreement shall commence on the Effective Date and shall continue until the expiration or termination of the Term. The parties acknowledge that the licenses, and option to license, contemplated by this License Agreement will be of no effect if the Commencement Date does not occur.

7.2 Material Breach. If either party or any of its Subsidiaries materially breaches its obligations under Section 2.1(d)(i) or 2.1(d)(iv) (the “Breaching Party”) and fails to remedy the breach within sixty (60) days following written notice specifying such breach (the “Cure Period”), then: (a) if Microsoft is the Breaching Party, Yahoo! may by notice to Microsoft terminate (subject to Section 7.3), effective as of the end of the Cure Period, the Limited Technology Patent License (except with respect to Microsoft’s implementing services for, and providing services to, Yahoo! and its Authorized Affiliates) and the Optional Patent License (if it is acquired by Microsoft), and terminate the exclusivity of the Technology License (in which case the Technology License shall continue on a non-exclusive basis), and (b) if Yahoo! is the Breaching Party, Microsoft may by notice to Yahoo! terminate (subject to Section 7.3) and effective as of the end of the Cure Period, the Improvements Patent License (collectively “Additional Remedies”); provided, however, no such Additional Remedies shall apply if [*].

7.3 Escalation. If, following receipt of notice of breach from the other party pursuant to Section 7.2, the Breaching Party disputes reasonably and in good faith whether it has materially breached such obligations (a “Good Faith Dispute”), the Breaching Party may give the other party (the “Non-Breaching Party”) written notice of such Good Faith Dispute and of the Breaching Party’s intention to invoke the Escalation Procedures described in this Section 7.3 (a “Good Faith Dispute Notice”). Within seven (7) days of receipt of such Good Faith Dispute Notice, the parties’ Relationship Managers shall meet and work together in good faith to resolve the Good Faith Dispute. In the event that the Relationship Managers have not resolved such Good Faith Dispute within seven (7) days of their first meeting, the Relationship Managers shall escalate the issue to the Executive Steering Committee. The Executive Steering Committee shall work together in good faith to resolve such Good Faith Dispute as soon as reasonably practicable and, in any event, within fourteen (14) days following notice of escalation from the Relationship Managers; provided, however, that any Executive Steering Committee member or Relationship Manager may immediately escalate a Good Faith Dispute to the CEOs (or, at the CEOs’ option, their respective designees at the senior vice president level or above) of each party at any time during such fourteen (14) day period and, if so

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

escalated, the CEOs (or such designees) of the parties shall work together in good faith to resolve such Good Faith Dispute prior to the end of such fourteen (14) day period (the “Escalation Procedure”). During the pendency of such Escalation Procedure, the Cure Period shall be tolled and the Non-Breaching Party shall not have the right to enforce any Additional Remedies until the Escalation Procedure has been completed and the Cure Period (taking into consideration such tolling) has expired. In the event that, following completion of the Escalation Procedures and the expiration of the Cure Period, the Good Faith Dispute at issue remains unresolved, the Non-Breaching Party may enforce its Additional Remedies under Section 7.2 and seek any other remedies available to it.

7.4 Other Remedies. Either party’s enforcement of Additional Remedies pursuant to Section 7.2 shall be without prejudice to any other remedies that it may have at law or in equity, and shall not relieve either party of liability for breaches occurring prior to the effective date of the enforcement of the Additional Remedies. Neither party shall be liable to the other for damages of any kind solely as a result of any valid enforcement of Additional Remedies in accordance with the terms hereof.

7.5 Survival. In the event of any expiration or termination of the Term, the following provisions of this License Agreement shall survive: Section 1, [*], Section 5.3, Section 5.4, Section 6, Section 7.4, Section 7.5, and Section 8.

Section 8

MISCELLANEOUS

8.1 Confidentiality of Agreement. Each party agrees that the terms and conditions of this License Agreement are Confidential Information of the other party and will be disclosed only as set forth in this Section 8.1 or as otherwise provided in Section 6, and that any such disclosure shall be limited to the extent possible. The parties acknowledge and agree that notwithstanding anything in this License Agreement to the contrary, Yahoo! will be required to file with the Securities and Exchange Commission a Form 8-K summarizing the material terms of this License Agreement and a copy of this License Agreement as an exhibit to such 8-K or to its next Form 10-K or Form 10-Q, as applicable. Yahoo! will provide a draft of such Form 8 K to Microsoft a reasonable time in advance of the filing in order to allow Microsoft to review, and propose any reasonable changes to, the disclosure contained therein, and Yahoo! will consider in good faith any such proposed changes. In addition, a reasonable time prior to filing this License Agreement, Yahoo! will consult in good faith with Microsoft regarding the terms of this License Agreement for which either Yahoo! or Microsoft desires to request confidential treatment, will provide Microsoft a copy of any proposed confidential treatment request and will consider in good faith any proposed changes to such confidential treatment request from Microsoft. No party may make any public announcement or external communication or issue any press release about this License Agreement without the other party’s prior written approval and consent, except to the extent the parties agree to include a reference to this License Agreement in the publicity with respect to the Search Agreement as described in Section 18.1 of the Search Agreement.

8.2 Assignment. Neither party shall, and shall have no right to, assign, delegate or otherwise transfer this License Agreement or any right or obligation herein (including any license), in whole or in part, whether by agreement, operation of law or otherwise, without the express prior written consent of the other party, except that Yahoo! may assign this License Agreement, together with its rights and obligations herein (including the licenses), without Microsoft’s consent in connection with an assignment of the Search Agreement in accordance with the terms of that agreement. Any attempt to assign, delegate or otherwise transfer this License Agreement by Microsoft, including any license or other rights or obligations hereunder, without such consent shall be void and of no effect. Subject to the foregoing, this License Agreement shall be binding on the parties and their respective successors and assigns. For avoidance of doubt, (a) subject only to Microsoft’s exclusivity as set forth

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

in Section 2.1(b), nothing in this License Agreement shall prevent or restrict Yahoo! from licensing, assigning, or otherwise transferring or disposing of any Technology to any third party, provided that no such license, assignment or other transfer or disposition shall affect the Technology License, (b) nothing in this License Agreement shall prevent or restrict either party from licensing, assigning, or otherwise transferring or disposing of any of its Patents to any third party, provided that no such license, assignment or other transfer or disposition shall affect any of the Patent licenses granted by either party to the other party hereunder prior to the date of such license, assignment or other transfer or disposition, and (c) upon any exclusive license, assignment or other transfer or disposition by Yahoo! of any applicable Patents to any third party, Microsoft’s option to acquire the Optional Patent License as set forth in Section 2.3 (if not exercised prior to such exclusive license, assignment or other transfer or disposition) shall terminate with respect to such Patents.

8.3 Rules of Construction. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this License Agreement in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections and Exhibits shall be deemed references to and Sections of, and Exhibits to, this License Agreement unless the context shall otherwise require. The word “including,” when used herein is not intended to be exclusive and means “including, but not limited to.” The headings used in this License Agreement are inserted for convenience of reference only and do not constitute a part of and will not be utilized in interpreting this License Agreement. Except where the context so requires, any reference to a singular noun shall includes its plural, the use of the word “all” shall be construed as “any and all,” the word “any” shall be construed as “any and all,” and the word “each” shall be construed as “all and each.” This License Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and conditions pursuant to the governing Law selected by the parties pursuant to Section 8.13 without application of any rules of construction relating to which party drafted this License Agreement in favor of, or against, either party. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to any agreement (including this License Agreement) or other contract, instrument or document or to any statute or regulation or any specific section or other provision thereof are to it as amended and supplemented through such time (and, in the case of a statute or regulation or specific section or other provision thereof, to any successor of such statute, regulation, section or other provision). Any reference in this License Agreement to a “day” or number of “days” (without the explicit qualification of “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision of this License Agreement using a defined term (by way of example and without limitation, such as “Affiliate”) which is based on a specified characteristic, qualification, feature or status shall, as of any time, refer only to such persons or entities who have the specified characteristic, qualification, feature or status as of that particular time. This contract is written in English and, if it is translated into any other language, the English-language version controls.

8.4 Force Majeure. No party shall be liable for, or considered to be in breach of this License Agreement on account of, any failure or delay in performance of any of its obligations hereunder (except for the payment of money) if such failure or delay is due to acts of God, fires, flood, storm, explosions, earthquakes, general Internet outages, acts of war or terrorism, riots, insurrection or intervention of any government or authority; provided, however, that any such delay or failure shall be remedied by such party as soon as reasonably possible. Upon the occurrence of a force majeure event, the party unable to perform shall, if and as soon as possible, provide written notice to the other parties indicating that a force majeure event occurred and detailing how such force majeure event impacts the performance of its obligations.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

8.5 Amendment or Modification. This License Agreement may be amended or modified only by a written agreement that (a) refers to this License Agreement; and (b) is executed by an authorized representative of each party.

8.6 Notices. All notices hereunder shall be deemed given (a) upon receipt when delivered personally, (b) upon written verification of receipt from overnight courier, (c) upon verification of receipt of registered or certified mail, or (d) upon verification of receipt via facsimile, provided that such notice is also sent via first class mail by no later than the next Business Day after sending via facsimile. All notices shall be in English and in writing and sent to:

If to Microsoft, to:

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Attention:	Chief Executive Officer
Telephone:	(425) 882-8080
Telecopy:	(425) 936-7329

with a copy to:

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Attention:	General Counsel
Telephone:	(425) 882-8080
Telecopy:	(425) 936-7329

If to Yahoo!, to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention:	Chief Executive Officer
Telephone:	(408) 349-3300
Telecopy:	(408) 349-3510

with a copy to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention:	General Counsel
Telephone:	(408) 349-3300
Telecopy:	(408) 349-3510

A party may change its address for notices by written notice given pursuant to this Section 8.6.

8.7 Waiver. Any of the provisions of this License Agreement may be waived by the party entitled to the benefit thereof. No party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party,

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to, or waiver of, any right or remedy as to a subsequent event.

8.8 Remedies Cumulative. Except as expressly set forth herein, no remedy conferred upon either of the parties by this License Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this License Agreement or now or hereafter existing at Law or in equity. For clarity, this Section does not expand either party’s ability to terminate this License Agreement beyond the provisions of Section 7.

8.9 Severability. If the application of any provision or provisions of this License Agreement to any particular facts or circumstances is held to be illegal, invalid or unenforceable by any arbitrator, arbitration panel or court of competent jurisdiction, the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this License Agreement shall not in any way be affected or impaired thereby, and the parties agree that an arbitration panel or court of competent jurisdiction (if any) making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is valid and enforceable.

8.10 Independent Contractors. The parties acknowledge and agree that they are dealing with each other as independent contractors. Neither this License Agreement nor any terms and conditions contained in this License Agreement may be construed to: (a) give any party the power to direct and control the day-to-day activities of the other party; (b) create or constitute a partnership, joint venture, franchise, employment or agency relationship between the parties; or (c) allow any party to create or assume any obligation on behalf of the other party for any purpose whatsoever. No party owes the other party or any third party any compensation for performing the actions contemplated by this License Agreement except as expressly set forth in this License Agreement.

8.11 Entire Agreement. Except with respect to the Letter Agreement (excluding Annexes B and D) and the Search Agreement, this License Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. This License Agreement supersedes Annexes B and D of the Letter Agreement with respect to the subject matter of this License Agreement. Further, Yahoo! is not required, and will not be required, to accept any additional license agreement (beyond this License Agreement or the Search Agreement) to download, to use, or to implement any MS Technology, or to the extent that there is an additional license agreement, any conflicting or additional provisions are non-binding as to Yahoo! unless Yahoo! expressly agrees (a) in a writing that references this License Agreement and the Search Agreement and (b) not via any automated or electronic means. Yahoo! will not unreasonably withhold its agreement to additional, reasonable license terms that do not conflict and are not inconsistent with this License Agreement and the Search Agreement (including the parity requirements of the Search Agreement) and that do not impose any financial or significant operational obligation. This License Agreement, the Search Agreement and the Letter Agreement (excluding Annexes B and, with respect to this License Agreement, but not the Letter Agreement, Annex D) constitute the entire agreement with respect to the subject matter hereof. In the event of any conflict between this License Agreement and the Search Agreement or the Letter Agreement (or any ambiguity resulting from the relationship between such agreements), this License Agreement shall prevail (and shall resolve any such ambiguity).

8.12 Counterparts; Facsimiles. This License Agreement may be executed in any number of textually identical counterparts, each of which when so executed and delivered shall be deemed an original, and such textually identical counterparts together shall constitute one and the same instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

it. For purposes hereof, a facsimile copy of this License Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall each deliver original execution copies of this License Agreement to one another as soon as practicable following execution thereof.

8.13 Governing Law, Jurisdiction, Venue and Waiver. This License Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and the federal laws of the United States (to the extent the matter is governed by federal law), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York and the federal laws of the United States. The parties specifically exclude from application to this License Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act. Other than any FMV Dispute which shall be exclusively submitted to arbitration pursuant to Section 2.3(c), the parties further agree that any claim, cause of action or proceeding (“Dispute”) relating to this License Agreement will be brought and pursued only in the U.S. District Court for the Southern District of New York or, solely in the case that such federal court does not have jurisdiction, in any New York State court sitting in New York City (collectively, the “New York Courts”). Microsoft and Yahoo! each submit to the exclusive jurisdiction and venue of the New York Courts for such Disputes, except that any arbitration award may be enforced in any court having jurisdiction over a party or any of its assets. The parties further irrevocably waive any objection to the laying of the venue of any such proceeding in the New York Courts, any claim that any such proceeding has been brought in an inconvenient or inappropriate forum and any right to a jury trial with regard to any such proceeding.

8.14 No Third Party Beneficiaries. Nothing in this License Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this License Agreement.

8.15 Injunctive Relief. Notwithstanding anything to the contrary in this License Agreement, each party as licensee acknowledges and agrees that its Exploitation of the other party’s Technology or Confidential Information outside the scope of the licenses granted hereunder or otherwise in violation of this License Agreement may cause significant injury to the other party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law, and, accordingly, such Exploitation is rebuttably presumed to cause irreparable harm to the other party. Accordingly, each party as licensee agrees that the other party as licensor, in addition to any other available remedies, shall have the right to seek (and to use such presumption in seeking) an immediate injunction and other equitable relief enjoining any such Exploitation in violation of this License Agreement. Each party may seek such equitable relief on an expedited basis even during the pendency of the Escalation Procedure set forth in Section 7.3 if such party reasonably believes that irreparable harm will result from a delay.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

IN WITNESS WHEREOF, the parties to this License Agreement by their duly authorized representatives have executed this License Agreement as of the date first above written.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Carol Bartz	By:	/s/ Qi Lu
	Signature		Signature

Name:	Carol Bartz	Name:	Qi Lu
	Print or Type		Print or Type

Title:	CEO	Title:	President, Online Services Division

To the extent that Yahoo! SARL, a company registered in Switzerland (“SARL”) and a Subsidiary of Yahoo! Inc., holds any rights with respect to the Yahoo! Patents or Yahoo! Technology (or any intellectual property therein), SARL hereby consents to Yahoo!’s grant of the licenses granted to Microsoft under this License Agreement with respect to such Yahoo! Patents, Yahoo! Technology and/or intellectual property.

YAHOO! SARL

By:	/s/ Richard J. Riley
Signature

Name:	Richard J. Riley
Print or Type

Title:	SVP, Europe

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Exhibit A

Yahoo! Technology

The following is a list of technology that Yahoo! has identified as used by Yahoo! solely and exclusively for Algorithmic Search Services and Paid Search Services for Personal Computers, and not utilized by Yahoo! in any other parts of Yahoo!’s business, as of the Effective Date1:

[*]

[1]	The parties agree to supplement this list of Yahoo! Technology if within six (6) months after the Effective Date the parties discover additional Specified Technology that was used by Yahoo! solely and exclusively for Algorithmic Search Services and Paid Search Services for Personal Computers, and not utilized by Yahoo! in any other parts of Yahoo!’s business, as of the Effective Date.

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Exhibit A - 1

Exhibit B

Subfields for Optional Patent License

[*]

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Exhibit B - 1